UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2006

Kenexa Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-51358	23-3024013
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

650 East Swedesford Rd Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 971-9171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 13, 2006, Kenexa Corporation, a Pennsylvania corporation (the “Company”), completed its acquisition of Webhire, Inc., a Delaware corporation (“Webhire”) pursuant to the terms of that certain Agreement and Plan of Merger dated as of December 21, 2005, by and among the Company, Kenexa Technology, Inc., a Pennsylvania corporation (“Kenexa Technology”), Kenexa Acquisition Corp., a Delaware corporation (“Acquisition Sub”), Webhire and Gazaway L. Crittenden, as Representative of the equityholders of Webhire (the “Merger Agreement”). Webhire is a provider of end-to-end talent management solutions for recruitment and human resource professionals across all industries.

Pursuant to the Merger Agreement, Acquisition Sub, a wholly-owned subsidiary of Kenexa Technology, a wholly owned subsidiary of the Company, was merged with and into Webhire, with Webhire, the surviving corporation, becoming a wholly-owned subsidiary of Kenexa Technology.

The total consideration paid by the Company in the merger was approximately $34 million, and included post-closing adjustments related to Webhire’s working capital as of the Closing. The Company financed its acquisition through a combination of cash and borrowings under the Company’s $25 million revolving credit facility with PNC Bank.

The Company does not have any material relationships with Webhire or its directors, officers or affiliates.

The above description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on December 22, 2005, and which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The financial statements required to be filed pursuant to Item 9.01(a) of Form 8-K will be filed by amendment as soon as practicable, but in no event later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma financial information

The pro forma financial information required to be filed pursuant to Item 9.01(b) of Form 8-K will be filed by amendment as soon as practicable, but in no event later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(c) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENEXA CORPORATION

Date: January 13, 2006	By :	/s/ Donald F. Volk
Donald F. Volk Chief Financial Officer